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                                                              EXHIBIT 99-B.4.100

                    AETNA LIFE INSURANCE AND ANNUITY COMPANY

                                   ENDORSEMENT

The Contract and the Certificate are endorsed as outlined below.

1.       CONTRACT SCHEDULE II - ANNUITY PHASE

         The paragraph under PAYMENT PERIOD is replaced with the following:

         Where the Contract Holder, a Participant, or a Contract or Plan beneficiary, as applicable, elects an Annuity payment option under
         Section 11.03 pursuant to which we guarantee Annuity payments for a fixed period of years, the period of years for which we will make guaranteed Annuity payments must be within the range of at least five and no more than 30 years.

2.       SECTION 1. GENERAL CONTRACT PROVISIONS

         The fourth paragraph of 1.07 CHANGE OF CONTRACT is replaced with the following:

                We do not have the right to change the provisions of Section
                5.01 (Fixed Account Minimum Guaranteed Interest Rate), or
                Section 6.01 (Fixed Plus Account Minimum Guaranteed Interest
                Rate).

         Paragraphs (d) and (e) of 1.07 CHANGE OF CONTRACT are replaced with the following:

                (d)   Annuity Options and Tables (see 11.03)

                      We may change Annuity options and attached purchase rate tables by notifying the Contract Holder in writing at least 30 calendar days before the date that the change becomes effective. If we do this, the change will not take effect until at least 12 months after the Effective Date of the Contract, or until at least 12 months after any previous change. Any change will not apply to Individual Accounts established before the date the change becomes effective or to Participants or beneficiaries receiving Annuity payments before the date the change becomes effective.

                (e) Mortality Table and Fixed Annuity Minimum Guaranteed Interest Rate (see 11.04 and 11.07)

                      We may change the mortality table and the Fixed Annuity Minimum Guaranteed Interest Rate by notifying the Contract Holder in writing at least 30 calendar days before the date that the change becomes effective. If we do this, the new table and minimum interest rate will not apply to Individual Accounts established before the date the change becomes effective.

3.       SECTION 11. GENERAL PROVISIONS

         11.02. CHANGE OF ANNUITY PROVISIONS is replaced with the following:

                We reserve the right to change or eliminate Annuity options (see 11.03) and the attached Annuity purchase rate tables and to change the mortality table (see 11.04) we use to calculate payment rates for life, contingent Annuity payments. If we do this, any change will not take effect until at least 12 months after the Contract Effective Date, or until at least 12 months after any previous change. A change to Annuity options and the attached Annuity purchase rate tables or the mortality table used to calculate payment rates will not apply to Individual Accounts established before the date the change becomes effective.

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         The first paragraph of 11.03. ANNUITY OPTIONS is replaced with the following:

                The Contract Holder, a Participant, or Contract or Plan beneficiary, as applicable, must elect one of the following Annuity options. The attached Annuity purchase rate tables provide our current guaranteed Annuity purchase rates with respect to each option.

         The heading "ANNUITY PURCHASE RATES" is added to the Annuity purchase rate tables at the end of SECTION 11.

This endorsement is effective and made a part of the Contract and Certificate on the effective date of the Contract and Certificate.


                                        /s/ Keith Gubbay

                                        President
                                        Aetna Life Insurance and Annuity Company